Exhibit 99.1

[DERMA SCIENCES, INC. LETTERHEAD]

March 13, 2012

Raging Capital Fund, LP

10 Princeton Avenue

Rocky Hill, NJ 08553

Dear Mr. Martin:

We are in receipt of your letter dated March 2, 2012 (the “Nomination Letter”), which served to notify Derma Sciences, Inc. (the “Company”) of the nomination by Raging Capital Fund, LP (“Raging Capital”) of two nominees, Paul M. Gilbert and William C. Martin, for election to the Board of Directors of the Company (the “Board”) at the 2012 annual meeting of the stockholders of the Company (the “2012 Annual Meeting”). This letter will confirm our understanding between the Company, Raging Capital, Raging Capital Fund (QP), LP, Raging Capital Management, LLC, Mr. Gilbert and Mr. Martin (collectively, the “Raging Capital Group” and each, individually, a “Member”) in response to the Nomination Letter and as a result of our subsequent discussions.

With respect to the size of the Board, the Board’s director nominees for the 2012 Annual Meeting will not exceed its current number of nine (9) directors. The Nominating and Corporate Governance Committee (the “Nominating Committee”) (or a duly constituted subcommittee thereof) of the Board will recommend for nomination, and the Board will nominate, Mr. Gilbert (or, if applicable, his replacement) for election as a director of the Company at the 2012 Annual Meeting. In addition, as is customary, the Board will recommend a vote for its director nominees and solicit proxies from the Company’s stockholders for the election of its director nominees, including Mr. Gilbert (or, if applicable, his replacement), at the 2012 Annual Meeting. The Company will use its commercially reasonable efforts to hold the 2012 Annual Meeting no later than June 30, 2012. If Mr. Gilbert is for any reason unable to serve as a nominee for election to the Board, or, after election, is for any reason no longer a member of the Board, the Company will allow Raging Capital to designate, for consideration by the Nominating Committee, an individual who qualifies as “independent” under the Nasdaq corporate governance standards and has the relevant business and financial experience to serve as a nominee for election to the Board, or as a member of the Board, as applicable, as a replacement for Mr. Gilbert. In the event that the Nominating Committee declines to recommend any candidate designated by Raging Capital as a replacement for Mr. Gilbert, Raging Capital may propose a substitute candidate, subject to the foregoing criteria. This process shall be repeated until the candidate designated by Raging Capital is deemed to be acceptable to the Nominating Committee. The Nominating Committee shall make its determination regarding any candidate designated by Raging Capital as soon as reasonably practicable and, subject to the foregoing criteria, such determination shall be made in good faith and in accordance with its fiduciary duties. Once the Nominating Committee has determined that any candidate designated by Raging Capital is acceptable, the Board shall promptly take the requisite action to nominate such candidate for election as a director, or appoint such candidate to the Board, as applicable. The process for replacing nominees and directors described in this paragraph shall be repeated as necessary in order to ensure that any vacant nominee or director position reserved for Mr. Gilbert pursuant to this letter will be filled by a designee of Raging Capital.

If Mr. Gilbert (or, if applicable, his replacement) is elected to the Board at the 2012 Annual Meeting, the Board will promptly appoint him to the Nominating Committee and he will continuously serve as a member of the Nominating Committee as long as the rules of any applicable securities exchange would allow for such continued service. In addition, as soon as practicable after the date of the 2012 Annual Meeting, but not later than December 31, 2012, the Board will take all requisite action in accordance with Article 2 of the Bylaws of the Company to expand the size of the Board to ten (10) directors and appoint an individual to the Board who qualifies as “independent” under the Nasdaq corporate governance standards and has the relevant business and financial experience to serve on the Board, with a term to expire at the 2013 annual meeting of the stockholders of the Company (the “2013 Annual Meeting”). Following the increase to the size of the Board pursuant to this paragraph, the Board will not increase the size of the Board above ten (10) directors until the 2013 Annual Meeting.

In conjunction with the 2013 Annual Meeting, the Board will take all requisite action in accordance with Article 2 of the Bylaws of the Company to reduce the size of the Board back to a maximum of nine (9) directors, and ensure that the director nominees for the 2013 Annual Meeting, subject to its fiduciary duties, will include Mr. Gilbert (or, if applicable, his replacement) and the Board member appointed as contemplated in the preceding paragraph of this letter.

Upon countersignature of this letter, the Raging Capital Group hereby (i) irrevocably withdraws the Nomination Letter and any nominations to the Board made prior to the date hereof; and (ii) irrevocably ceases any proxy solicitation activities, if any, with respect to the Company in connection with the 2012 Annual Meeting. Within two (2) business days of the countersignature of this letter, the Raging Capital Group will file with the Securities and Exchange Commission an amendment to its Schedule 13D/A filed on March 2, 2012 with respect to the Company, disclosing the irrevocable withdrawal by Raging Capital Group of the Nomination Letter and including as an exhibit a copy of this letter. By countersigning this letter, each Member agrees to cause all shares of common stock of the Company beneficially owned, directly or indirectly, by such Member, as of the record date for the 2012 Annual Meeting and entitled to be voted, to be present for quorum purposes and to be voted, at the 2012 Annual Meeting or at any adjournments or postponements thereof, in favor of the directors nominated by the Board for election at the 2012 Annual Meeting.

Please confirm your mutual understanding of the foregoing by signing and returning an executed copy of this letter.

Sincerely,

DERMA SCIENCES, INC.

/s/ Edward J. Quilty
By: Edward J. Quilty
Its: Chairman, President and Chief Executive
Officer

Accepted and Acknowledged:

RAGING CAPITAL FUND, LP

By:	Raging Capital Management, LLC,
as General Partner

/s/ William C. Martin
By: William C. Martin
Its: Managing Member

RAGING CAPITAL FUND (QP), LP

By:	Raging Capital Management, LLC,
as General Partner

/s/ William C. Martin
By: William C. Martin
Its: Managing Member

RAGING CAPITAL MANAGEMENT, LLC

/s/ William C. Martin
By: William C. Martin
Its: Managing Member

/s/ William C. Martin
William C. Martin

/s/ Paul M. Gilbert
Paul M. Gilbert